Exhibit 4.2
DESCRIPTION OF COMMON STOCK
The following is a summary description of (i) our common stock, which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) certain provisions of our certificate of incorporation or bylaws that may have the effect of delaying, deferring, or preventing another person from acquiring control of us. This summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, our bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

As used herein, the terms the “Company,” “we,” “us” and “our” refer to SailPoint, Inc. and its consolidated subsidiaries.
Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of assets legally available, if any, if our board of directors (our “Board”), in its discretion, determines to issue dividends and then only at the times and in the amounts as our Board may determine from time to time.
Voting Rights
Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. The holders of our common stock have no cumulative voting rights.
Subject to the rights of the holders of any preferred stock outstanding at the time, when a quorum has been established, all matters other than the election of directors will be determined by the affirmative vote of the majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, unless by express provisions of the DGCL or other applicable law, rules, or regulation, our certificate of incorporation, or our bylaws a minimum or different vote is required, in which case such minimum or different vote shall be the required vote for such matter. In the case of the election of directors, nominees will be elected by a plurality of the votes cast. Our certificate of incorporation provides that our Board is divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms.
No Preemptive Rights; No Conversion, Redemption or Sinking Fund Provisions
Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.
Our common stock is not subject to conversion, redemption, or sinking fund provisions.
Liquidation Rights
Upon our liquidation, the holders of our common stock are entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then-outstanding.
Relationship to Preferred Stock
As of March 27, 2025, no shares of our preferred stock are currently outstanding and we currently have no plans to issue any shares of preferred stock. However, the rights of holders of our common stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future. Pursuant to our certificate of incorporation, our Board may, without further action by the holders of our common stock, from time to time, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of our common stock. Accordingly, the issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deterring or preventing a change in control. Such issuance could also have the effect of decreasing the market price of our common stock.
Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws
Certain provisions of our certificate of incorporation and bylaws, which are summarized below, may have the effect of delaying, deferring, or preventing another person from acquiring control of us. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control, and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest, or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price of our common stock. These provisions include the following:
    Removal of Directors; Vacancies
Our certificate of incorporation provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our then-outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as Thoma Bravo UGP, LLC (together with its affiliated entities, “Thoma Bravo”) beneficially owns 40% or more of the total number of shares of our common stock then-outstanding. If Thoma Bravo’s beneficial ownership falls below 40% of the total number of shares of our common stock outstanding, then our directors may be removed only for cause upon the affirmative vote of at least 66 2/3% of the voting power of our then-outstanding shares of stock entitled to vote thereon.
In addition, our certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then-outstanding and except as otherwise provided in the Director Designation Agreement, dated as of February 12, 2025, by and between the Company and Thoma Bravo (the “Director Designation Agreement”), any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum or by a sole remaining director.
    Classified Board
Our certificate of incorporation provides that our Board is divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board.
Stockholder Action by Written Consent; Special Meetings of Stockholders
Our certificate of incorporation precludes stockholder action by written consent at any time when Thoma Bravo beneficially owns, in the aggregate, less than 35% in voting power of the stock of the Company entitled to vote generally in the election of directors.
Our certificate of incorporation and bylaws provide that, except as required by law, special meetings of our stockholders may be called at any time only by or at the direction of our Board or the Chair of our Board; provided, however, at any time when Thoma Bravo beneficially owns, in the aggregate, at least 35% in voting power of the stock of the Company entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by our Board or the Chair of our Board at the request of Thoma Bravo. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers or changes in control or management of the Company.
    Advance Notice Procedures
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board; provided, however, at any time when Thoma Bravo beneficially owns, in the aggregate, at least 10% in voting power of the stock of the Company entitled to vote generally in the election of directors, such advance notice procedure will not apply to Thoma Bravo. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company. These provisions do not apply to nominations by Thoma Bravo pursuant to the Director Designation Agreement.
Supermajority Approval Requirements
Our certificate of incorporation and bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind, or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate of incorporation. For as long as Thoma Bravo beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, or repeal. At any time when Thoma Bravo beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission, or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
Our certificate of incorporation provides that at any time when Thoma Bravo beneficially owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, or rescinded only by the affirmative vote of the holders of at least 66 2/3% (as opposed to a majority threshold that would apply if Thoma Bravo beneficially owns, in the aggregate, 50% or more) in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:
•the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;
•the provisions providing for a classified board of directors (the election and term of our directors);
•the provisions regarding resignation and removal of directors;
•the provisions regarding entering into business combinations with interested stockholders;
•the provisions regarding stockholder action by written consent;
•the provisions regarding calling special meetings of stockholders;

•the provisions regarding filling vacancies on our Board and newly created directorships;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and
•the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.
The combination of the classification of our Board, the lack of cumulative voting rights, and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Business Combinations
We are not subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.
Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.
We have opted out of Section 203; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Our certificate of incorporation provides that Thoma Bravo, and any of its direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.
Exclusive Forum
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees, or stockholders to us or our stockholders, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, our certificate of incorporation, or our bylaws, or (iv) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine; provided that, for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder; accordingly, we cannot be certain that a court would enforce such provision. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above; however, our stockholders will not be deemed to have waived (and cannot waive) compliance with the federal securities laws and the rules and regulations thereunder. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law or the Securities Act, as applicable, for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find any of the forum selection provisions contained in our certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with having to litigate such action in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of our employees, management, and Board.